Exhibit 23.1

Consent of Independent Auditors

SANYO Semiconductor Co., Ltd.

We consent to the incorporation by reference in the registration statements (No. 333-141880, No. 333-132486, No. 333-117016, No. 333-114045, No. 333-111702, No. 333-86870, and No. 333-73320) on Form S-3 and the registration statements (No. 333-166958, No. 333-164733, No. 333-161545, No. 333-159381, No. 333-154514, No. 333-149848, No. 333-118814, No. 333-107896, No. 333-107895, No. 333-71336, No. 333-37638 and No. 333-34130) on Form S-8 of ON Semiconductor Corporation of our report dated December 15, 2010, except for Note 22, as to which the date is March 7, 2011, with respect to the combined balance sheets of SANYO Semiconductor Co., Ltd. and its affiliated semiconductor business (the “Combined Group”) as of March 31, 2010 and 2009, and the related combined statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for the years then ended, which report appears in this Form 8-K/A of ON Semiconductor Corporation.

Our report contains explanatory paragraphs that states that the Combined Group has conducted significant transactions with related parties and also that SANYO entered into a purchase agreement to sell the Combined Group to a third party, which was executed on January 1, 2011. The combined financial statements of the Combined Group do not reflect any adjustments to the assets and liabilities that might subsequently be necessary if and when this transaction is consummated.

/s/ KPMG AZSA LLC

Osaka, Japan

March 11, 2011